Exhibit99_1

Contact:	Amedisys, Inc. President and Chief Operating Officer Larry R. Graham 225.292.2031 lgraham@amedisys.com	Noonan Russo Investors/Media Brian Ritchie 212.845.4269 brian.ritchie@eurorscg.com

AMEDISYS ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

BATON ROUGE, Louisiana (October 23, 2006) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), America’s leading home health nursing company, today announced that it has appointed John F. Giblin to the position of Chief Financial Officer.

William F. Borne, Chief Executive Officer of Amedisys, stated, “John brings over 27 years of financial experience to the Company and is an excellent addition to our management team. We are pleased to include John as a key member of our corporate leadership.”

Mr. Giblin, a certified public accountant, most recently served as Chief Financial Officer for the past eight years of his 17-year tenure at Crawford and Company (NYSE:CRDB), an international insurance services firm. Prior to that, John worked for ten years, the last five of which as an audit manager, at an international public accounting firm.

“I am excited about joining Amedisys and being a part of this fast-growing organization,” Mr. Giblin said. “I very much look forward to working with the rest of the leadership team to capitalize on the opportunities in the markets the Company serves and continue its impressive record of growth.”

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

http://www.amedisys.com